Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
February 13, 2018 and the Prospectus dated February 13, 2018

Registration Nos. 333-222998 and 333-222998-01

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$650,000,000 4.000% Senior Notes due 2028

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$650,000,000

Final Maturity Date:	March 1, 2028

Public Offering Price:	99.233%

Coupon:	4.000%

Yield to Maturity:	4.094%

Benchmark Treasury:	2.75% due February 15, 2028

Benchmark Treasury Yield:	2.824%

Spread to Benchmark Treasury:	T+127 bps

Interest Payment Dates:	Semi-annually each March 1 and September 1, commencing September 1, 2018

Optional Redemption:

The redemption price for notes that are redeemed before December 1, 2027 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a make-whole premium (T+20 bps). The redemption price for notes that are redeemed on or after December 1, 2027 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a make-whole premium.

Joint-Book-Running Managers:	Jefferies LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MUFG Securities Americas Inc.

UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
Capital One Securities, Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Junior Co-Managers:	BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
Loop Capital Markets LLC

CUSIP / ISIN:	92277GAM9 / US92277GAM96

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 13, 2018

Settlement Date:	February 23, 2018 (T+7)

Form of Offering:	SEC Registered (Registration Nos. 333-222998 and 333-222998-01)

We expect that delivery of the notes will be made to investors on or about February 23, 2018, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+7’’). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Ventas, Inc. and Ventas Realty, Limited Partnership (the “Issuer”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the Issuer have filed with the SEC, including the prospectus supplement and the accompanying prospectus, for more complete information about Ventas, Inc., the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at

www.sec.gov. Alternatively, Ventas, Inc., the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by contacting: Jefferies LLC, 520 Madison Avenue, 3rd Floor, New York, NY 10022, or by telephone at 1-877-877-0696, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255-0001, Attn: Prospectus Department, or by telephone at 1-800-294-1322, MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020-1001, Attention: Capital Markets Group, Telephone: 1 877-649-6848, Facsimile: 1-646-434-3455 or UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Prospectus Department, or by telephone at 1-888-827-7275